UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2017

Cerecor Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37590	45-0705648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street Suite 606 Baltimore, Maryland	21202
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Mariam Morris

Effective March 9, 2017, Mariam Morris, the Company's Chief Financial Officer, and the Company entered into an amendment to the employment agreement effective August 24, 2015. The amendment provides that in the occurrence of a termination without cause (as defined in Ms. Morris' employment agreement), Ms. Morris will receive continued payment of her base salary as in effect immediately prior to the termination for one year following such termination.

The foregoing description of the amendment to Ms. Morris’ employment agreement is a summary, is not complete and is qualified in its entirety by reference to the amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

Amendment to Employment Agreement with Dr. Ronald Marcus

Effective March 9, 2017, Dr. Ronald Marcus, the Company's Chief Medical Officer, and the Company entered into an amendment to the employment agreement effective May 5, 2015. The amendment provides that in the occurrence of a termination without cause (as defined in Dr. Marcus' employment agreement), Dr. Marcus will receive continued payment of his base salary as in effect immediately prior to the termination for one year following such termination.

The foregoing description of the amendment to Dr. Marcus’ employment agreement is a summary, is not complete and is qualified in its entirety by reference to the amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cerecor Inc.

By:	/s/ Uli Hacksell
Uli Hacksell
President and Chief Executive Officer

Date: March 13, 2017

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